                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                             by, between and among:
                               TOPAC U.S.A., INC.
                             a Delaware corporation,

                         CONNECTED OFFICE PRODUCTS, INC.
                           a Pennsylvania corporation,

                                       and

                             McRAE INDUSTRIES, INC.,
                             a Delaware corporation,

                          McRAE OFFICE SOLUTIONS, INC.,
                          a North Carolina corporation

                          Dated as of September 9, 2004

                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
ARTICLE 1 - PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES..............      1

   1.1      Assets to be Sold...................................................      1
   1.2      Liabilities to be Assumed...........................................      3
   1.3      Consideration.......................................................      4
   1.4      Adjustments.........................................................      5
   1.5      Payment of Purchase Price...........................................      6
   1.6      Closing.............................................................      7
   1.7      Closing Conditions and Deliveries...................................      7

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF MI AND SELLER.....................      8

   2.1      Due Organization; No Subsidiaries...................................      9
   2.2      Authority; Binding Nature of Agreements.............................      9
   2.3      Non-Contravention; Consents.........................................     10
   2.4      Financial Statements................................................     10
   2.5      Absence Of Changes..................................................     10
   2.6      Title To Assets.....................................................     12
   2.7      Bank Accounts.......................................................     12
   2.8      Receivables.........................................................     12
   2.9      Customers...........................................................     13
   2.10     Inventory...........................................................     13
   2.11     Equipment...........................................................     13
   2.12     Real Property.......................................................     13
   2.13     Intellectual Property...............................................     14
   2.14     Contracts...........................................................     14
   2.15     Liabilities; Books and Records......................................     15
   2.16     Compliance with Legal Requirements..................................     15
   2.17     Tax Matters.........................................................     15
   2.18     Employment Matters..................................................     16
   2.19     Benefit Plans; ERISA................................................     17
   2.20     Environmental Matters...............................................     17
   2.21     Insurance...........................................................     17
   2.22     Proceedings; Orders.................................................     18
   2.23     Bulk Sales; Fraudulent Transfers....................................     18
   2.24     Absence of Undisclosed Liabilities..................................     18
   2.25     Broker's Commissions or Finder's Fees...............................     18
   2.26     Certain Payments....................................................     19

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TOPAC...............     19

   3.1      Organization........................................................     19

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
   3.2      Authority Relative to this Agreement................................     19
   3.3      Broker's Commissions or Finder's Fees...............................     20
   3.4      Non-Contravention; Consents.........................................     20
   3.5      Proceedings; Orders.................................................     20

ARTICLE 4 - COVENANTS...........................................................     20

   4.1      Noncompetition; Nonsolicitation.....................................     20
   4.2      Confidential Information............................................     22
   4.3      Governmental Filings................................................     23
   4.4      Legal Conditions....................................................     23
   4.5      Additional Actions..................................................     23
   4.6      Tax Matters.........................................................     23
   4.7      Employment Matters..................................................     24
   4.8      Retention of and Access to Books and Records........................     24

ARTICLE 5 - INDEMNIFICATION.....................................................     24

   5.1      Indemnification.....................................................     24
   5.2      Third Party Claims, Notice and Opportunity to Settle................     25
   5.3      Obligation to Offset................................................     26
   5.4      Non-Third Party Claims..............................................     27
   5.5      Payments............................................................     27

ARTICLE 6 - DISPUTE RESOLUTION..................................................     27

   6.1      Notice..............................................................     27
   6.2      Arbitrator..........................................................     27
   6.3      Pre-Hearing Conference..............................................     28
   6.4      Discovery...........................................................     28
   6.5      Briefs and Hearing..................................................     28
   6.6      Decision............................................................     28
   6.7      Costs...............................................................     28

ARTICLE 7 - GENERAL PROVISIONS..................................................     29

   7.1      Public Announcements................................................     29
   7.2      Notices.............................................................     29
   7.3      Section Headings, Construction......................................     29
   7.4      Counterparts........................................................     30
   7.5      Integration.........................................................     30
   7.6      Governing Law.......................................................     30
   7.7      Amendment...........................................................     30
   7.8      Assignment..........................................................     30
   7.9      Severability........................................................     30
   7.10     Attorney's Fees.....................................................     30
   7.11     Expenses............................................................     30
   7.12     Waiver..............................................................     31

   7.13     No Strict Construction..............................................     31


EXHIBITS:

EXHIBIT A - DEFINITIONS.........................................................   A-1 -- A-10

EXHIBIT B - BILL OF SALE, GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of September 9, 2004 by, between and among, TOPAC U.S.A., INC., a Delaware corporation ("TOPAC"), CONNECTED OFFICE PRODUCTS, INC., a Pennsylvania corporation and a wholly owned subsidiary of TOPAC ("PURCHASER"), McRae Industries, Inc., a Delaware corporation ("MI"), and McRae Office Solutions, Inc., a North Carolina corporation ("MOS,"or "SELLER"). Capitalized terms used in this Agreement are defined in EXHIBIT A attached hereto and incorporated by reference.

                                    RECITALS

      WHEREAS, MOS, a wholly-owned subsidiary corporation of MI, is a corporation engaged in the business of selling and servicing copiers, facsimile machines, duplicators, other office equipment, document solutions and software and related spare parts and supplies; and

      WHEREAS, MI owns all of the shares of stock of MOS; and

      WHEREAS, MI and Seller wish to sell, transfer and assign all of the Acquired Assets and Assumed Liabilities to Purchaser, and Purchaser wishes to purchase, acquire, and assume all of the Acquired Assets and Assumed Liabilities on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

                                    AGREEMENT

      The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1 - PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

      1.1 Assets to be Sold. Subject to the provisions of Section 1.4(e), Seller shall sell, assign, transfer, convey and deliver to Purchaser, at the Closing, good and valid title to the Acquired Assets, free and clear of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "ACQUIRED ASSETS" shall mean and include the properties, rights, interests and other tangible and intangible assets, wherever located, owned by Seller, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, related to, used in, or necessary for the conduct of the Acquired Business; provided, however, that the Acquired Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Acquired Assets shall include the following assets of Seller:

            (a)   all Seller's accounts receivable and notes receivable;

            (b) all inventories of Seller, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to Seller with respect to services performed by or on behalf of Seller on or prior to the Closing Date in each case to the extent related to, used in, arising from, or necessary for the conduct of the Acquired Business;

            (c) all equipment, machinery, materials, personal property, tools, supplies, spare parts, vehicles, furniture, fixtures, improvements and other tangible assets of Seller related to, used in, or necessary for the conduct of the Acquired Business (including the Acquired Business Leased Equipment);

            (d)   all leasehold interests in the Real Property Leases;

            (e) all advertising and promotional materials, customer lists, supplier lists, mailing addresses, telephone numbers, e-mail addresses and other sales-related materials possessed by Seller related to, used in, or necessary for the conduct of the Acquired Business;

            (f) all Intellectual Property Rights of Seller related to, used in, or necessary for the conduct of the Acquired Business, including all of Seller's internet websites;

            (g)   all rights of Seller and MI under the Acquired Business
Contracts;

            (h) all claims (including claims for past infringement of the Intellectual Property Rights and Intellectual Property) and causes of action of Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller) pertaining to or arising out of the Acquired Assets or the Acquired Business, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable) pertaining to or arising out of the Acquired Assets or the Acquired Business;

            (i) all Books and Records relating to the Acquired Assets and Acquired Business;

            (j) all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset related to the Acquired Business;

            (k) all other assets contained on the Reference Balance Sheet, including cash, other than any such assets sold or otherwise disposed of by Seller in the Ordinary Course of Business after the date of the Reference Balance Sheet, and the proceeds of any such sales or dispositions;

            (l)   all goodwill of the Acquired Business; and

            (m) all other intangible assets owned by Seller in connection with the conduct of the Acquired Business.

            (n) Notwithstanding anything herein to the contrary, the following assets of Seller shall not be sold or transferred hereunder, shall be excluded from the definition of Acquired Assets and Acquired Business, and shall remain the property of Seller (the "EXCLUDED ASSETS"):

                  (i) stock books, stock ledgers, minute books, Tax Returns and Tax records of Seller;

                  (ii)     those Seller Contracts, if any, listed on Schedule
1.1(x);

                  (iii) all rights to causes of action, lawsuits, judgments, claims and demands of any nature, and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against Seller by third parties, of Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller) pertaining to or arising out of the Excluded Assets or the Excluded Liabilities, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable) pertaining to or arising out of the Excluded Assets or the Excluded Liabilities;

                  (iv) all right, title and interest in and to (A) the Retained Trademarks, (B) all domain names owned by MI or Seller, together with the registrations thereof, and (C) all email addresses, owned by MI or Seller, that incorporate any such domain name in any manner (all of the foregoing, the "EXCLUDED INTELLECTUAL PROPERTY"); provided, however, that on the Closing Date, MI, Seller, Purchaser and TOPAC shall execute and deliver an agreement (the "LICENSE AGREEMENT") pursuant to which Purchaser and TOPAC shall be granted a temporary license to use certain Excluded Intellectual Property, including the name "McRae Office Solutions, Inc." and the domain name "gomcrae.com", on the terms and conditions set forth in the License Agreement;

                  (v)      all rights under any Transaction Agreement; and

                  (vi)     those assets, if any, listed on Schedule 1.1(x).

      1.2 Liabilities to be Assumed. For purposes of this Agreement "ASSUMED LIABILITIES" shall mean ONLY the following liabilities of Seller, which Purchaser will assume and agree to pay, perform or discharge:

            (a) Those liabilities, trade accounts payable, accrued and unpaid expenses of Seller on the Reference Balance Sheet or incurred in the Ordinary Course of Business following the date of the Reference Balance Sheet; and

            (b) The obligations of Seller and MI to be performed after the Closing Date under the Acquired Business Contracts, but only to the extent such obligations (i) do not arise from, or relate to, any Breach by Seller of any provision of any of the Acquired Business Contracts (other than a Breach arising from failure to obtain any required Consent from any third party in connection with the assignment and transfer of such Acquired Business Contracts to Purchaser pursuant to this Agreement), (ii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of the Acquired Business Contracts, or (iii) are ascertainable (in nature and amount) solely by reference to the express terms of the Acquired Business Contracts;

            (c) Notwithstanding anything herein to the contrary, except as set forth in this Section 1.2, the Assumed Liabilities shall not include, Purchaser shall not be required to assume or to pay, perform or discharge, and Seller shall be solely responsible to pay, perform and discharge the following:

                  (i) any Liability of Seller arising out of or relating to the execution, delivery or performance of any of the Transaction Agreements;

                  (ii) any Liability of Seller arising from or relating to any action taken by Seller, or any failure on the part of Seller to take any action, at any time after the Closing Date not related to an Acquired Asset or Assumed Liability;

                  (iii) any Liability of Seller for the payment of any Tax (except those specifically allocable or assumed by Purchaser pursuant to Section 4.6(d)), to the extent that such Liability is not on the Reference Balance Sheet;

                  (iv) any Liability of Seller to any employee or former employee of Seller under or with respect to any Employee Benefit Plan, profit sharing plan, dental plan, or for severance pay, or otherwise, to the extent such Liability is not on the Reference Balance Sheet, including accrued and unused vacation time under Seller's vacation plan for Business Employees;

                  (v) any Liability of Seller to any Affiliate of Seller or any other Related Party;

                  (vi)     any Liability for intercompany payables of Seller;

                  (vii) any Liability incurred under the Acquired Business Contracts prior to the date of the Reference Balance Sheet and not reflected on the Reference Balance Sheet; and

                  (viii)   any other Liability that is not an Assumed Liability.

For purposes of this Agreement, all Liabilities not expressly listed in the definition of Assumed Liabilities, including the items described in (i) through
(vii) above, are referred to as "EXCLUDED LIABILITIES," and notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities, MI and Seller agree that Purchaser shall not be obligated to assume or perform, and is not assuming, and that Seller shall be responsible for performing and satisfying, or otherwise discharging, at its sole expense, and without liability, cost, loss or expense to Purchaser, all liabilities and obligations of Seller, including the Excluded Liabilities, but excluding the Assumed Liabilities, whether the Excluded Liabilities are known or unknown, fixed or contingent, certain or uncertain, and whether they have arisen prior to or may arise at any time after the Closing. No assumption by Purchaser of any of the Assumed Liabilities shall relieve or be deemed to relieve Seller or MI from any obligation or Liability under this Agreement with respect to any representations or warranties made by Seller and MI to Purchaser.

      1.3   Consideration.

            (a) The "PURCHASE PRICE" shall consist of the sum of the following amounts:

                  (i) Eleven Million Dollars ($11,000,000.00) payable to Seller in the amounts and at the times described in Section 1.5 and as may be adjusted in accordance with Section 1.4 (the "CASH PRICE"); and

                  (ii)     The aggregate amount of the Assumed Liabilities.

            (b) The Assumed Liabilities shall be assumed by Purchaser at Closing.

      1.4   Adjustments.

            (a) No later than sixty (60) days following the Closing Date, MI shall cause Seller, at MI's expense, to prepare and deliver to TOPAC, the Reference Balance Sheet. Acquired Assets included on the Reference Balance Sheet shall include the same categories of assets as included on the Financial Statements (set forth at Schedule 2.4) and shall not be supplemented by the inclusion of additional intangible assets or tax-related assets that are not working capital in nature - by way of example, and not by way of limitation, deferred tax assets that are recurring in nature shall not be supplemented in the Reference Balance Sheet.

            (b) During the sixty (60) days after delivery of the Reference Balance Sheet, Purchaser, TOPAC and their Representatives shall have the right to review and audit the entries on the Reference Balance Sheet. Purchaser, TOPAC and their Representatives shall have the right to review the workpapers of Seller used in preparing the Reference Balance Sheet and Purchaser, TOPAC and their Representatives shall have full access to the Books and Records of Seller for the purpose of verifying the accuracy and fairness of the Reference Balance Sheet; provided, however, that nothing herein shall be deemed to supersede or waive any representation or warranty of MI or Seller made in Article 2 hereof. Within sixty (60) days after receipt of the Reference Balance Sheet, Purchaser or TOPAC may dispute any amounts reflected on the Reference Balance Sheet or the calculation of the Net Book Value and its components, but only on the basis of its belief that the amounts reflected on the Reference Balance Sheet were not arrived at in accordance with this Agreement or resulted from a mistake, omission or error. In the case of such dispute, Purchaser or TOPAC must notify MI or Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute.

            (c) If, within fifteen (15) days after receipt of notice from Purchaser or TOPAC of a dispute with respect to the Reference Balance Sheet, MI or Seller notifies Purchaser or TOPAC of a disagreement as to Purchaser's or TOPAC's dispute, the items in dispute shall be resolved in accordance with the terms of this Agreement by the Charlotte, North Carolina offices of a "Big 4" accounting firm (the "ACCOUNTANTS") mutually acceptable to Seller and TOPAC; provided, however, that the Accountants shall not assign any partner, member or employee of the firm who has performed services for, or who is or was a regular member of the audit team of, Purchaser, TOPAC, MI, or Seller during the five (5) years immediately prior to the Closing Date. The Accountants shall review the disputed matters and as promptly as practicable, deliver to Purchaser or TOPAC and MI or Seller a statement in writing setting forth their conclusion as to the resolution of such disputed items (which may include other items related to, or impacted by, the resolution of the disputed items), and such determination shall be final and binding upon Purchaser and TOPAC as well as MI and Seller without any further right of appeal. Fifty percent

(50%) of the fees and expenses of the Accountants for resolving such dispute shall be paid by Purchaser and TOPAC, and fifty percent (50%) of such fees and expenses shall be paid by MI and Seller.

            (d) The Reference Balance Sheet shall be deemed accepted by Purchaser and TOPAC to the extent that neither Purchaser nor TOPAC notifies MI or Seller of a dispute within the 60-day period in accordance with Section 1.4(b). The modifications to any item on the Reference Balance Sheet or the calculation of the Net Book Value set forth in the notice from Purchaser or TOPAC delivered pursuant to Section 1.4(b) shall be deemed accepted by MI and Seller to the extent that MI and Seller do not notify Purchaser or TOPAC of a disagreement within the 15-day period in accordance with Section 1.4(c).

            (e) If the Reference Balance Sheet indicates that the aggregate Net Book Value is less than Seven Million Two Hundred Thousand Dollars ($7,200,000.00), then there shall be a dollar-for-dollar deduction from the Holdback. If the Net Book Value as indicated on the Reference Balance Sheet is more than Seven Million Two Hundred Thousand Dollars ($7,200,000.00), then within five (5) business days Seller shall be entitled to receive or retain from the Acquired Assets cash and marketable securities (valued as set forth on the Reference Balance Sheet) in an amount equal to the amount above Seven Million Two Hundred Thousand Dollars ($7,200,000.00); if such cash or marketable securities shall be insufficient to cover such amount above Seven Million Two Hundred Thousand Dollars ($7,200,000.00), then within five (5) business days Seller shall be entitled to withhold or cause to be transferred back to Seller inventory (valued as set forth on the Reference Balance Sheet) from the Acquired Assets in the amount of such deficiency and TOPAC shall immediately purchase such inventory for the amount of such deficiency. In the event that any deduction during the Holdback Period exceeds the amount of the Holdback, then MI or Seller shall, jointly and severally, pay Purchaser any such excess amount within five (5) business days of written notification by Purchaser to MI and Seller.

      1.5   Payment of Purchase Price.

            (a)   The Purchase Price shall be paid to Seller as follows:

                  (i) Wire of Funds at Closing. At the Closing, Purchaser shall wire transfer immediately available funds to Seller, pursuant to Seller's wiring instructions, the amount of Nine Million Nine Hundred Thousand Dollars ($9,900,000.00).

                  (ii) Holdback. Purchaser shall withhold payment of the Holdback (as defined below) for a period of one (1) year after the Closing (the "HOLDBACK PERIOD") as security against any Liabilities (which exceed a basket of Seventy-Five Thousand Dollars ($75,000.00) in the aggregate) arising out of Adjustments under, or Breaches of, this Agreement during the Holdback Period. Purchaser may deduct from the Holdback any amount deemed necessary to satisfy any such Liability, up to and including the full amount of the Holdback, provided, however, that prior to making any deductions from the Holdback, Purchaser shall provide thirty (30) day's prior written notice to MI and Seller of any proposed deduction to the Holdback. In the event that MI and Seller Dispute the deduction, the parties must resort to the Dispute resolution procedures prescribed in Article 6 prior to the deduction being effected. The

Holdback shall be held by Purchaser during the Holdback Period. At the end of the Holdback Period, Purchaser shall pay interest on the amount of the Holdback, for the entire Holdback Period, to Seller at the rate of two percent (2%) simple interest per annum. If at the end of the Holdback Period a Dispute exists, Purchaser shall continue to withhold payment of that portion of the Holdback equal to the principal amount in Dispute until the Dispute is resolved. Interest shall continue to accrue in favor of Seller on the portion of the Holdback not distributed to Seller. One (1) year after the Closing Date, Purchaser (or TOPAC) shall pay to Seller the Holdback amount of One Million One Hundred Thousand Dollars ($1,100,000.00) (the "HOLDBACK"), less any offsets, Adjustments or Disputed amounts as provided herein, plus the interest described above, by wire transfer of immediately available funds. All Disputed amounts shall remain with Purchaser until the Dispute is resolved at which time Purchaser shall pay to Seller any portion of such amounts it is not entitled to retain.

                  (iii) Assumption of Liabilities. At Closing Purchaser shall assume or pay off all the Assumed Liabilities.

            (b) Allocation of Purchase Price. The Purchase Price shall be allocated as follows:

                  (i) Ten Million Four Hundred Fifty Thousand Dollars ($10,450,000.00) of the Cash Price (the "ASSET ALLOCATION") plus the amount of the Assumed Liabilities shall be allocated for the Acquired Assets.

                  (ii) Five Hundred Fifty Thousand Dollars ($550,000.00) (the "NON-COMPETE ALLOCATION") shall be allocated for a three (3) year non-competition agreement described in Article 4, to be entered into by Purchaser, TOPAC, MI, and Seller.

                  (iii) For federal and state income tax purposes, TOPAC, Purchaser, MI, and Seller agree to allocate the purchase price among the Acquired Assets in amounts equal to the Closing Date book values thereof (for Acquired Assets having Closing Date book values), in accordance with GAAP, with the balance being allocated to goodwill and/or intangibles.

            (c) Sales Taxes. Purchaser shall bear and pay, and shall reimburse Seller for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the transfers of the Acquired Assets to Purchaser or in connection with any of the other Transactions. However, Purchaser shall not be responsible for any of MI's or Seller's income taxes.

      1.6 Closing. The Closing shall take place via facsimile transmission of executed Transaction Documents and shall be deemed effective as of 11:59 p.m. eastern time on the Closing Date. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such deliveries have been made.

      1.7   Closing Conditions and Deliveries. At the Closing:

            (a) Seller shall execute and deliver a Bill of Sale and General Assignment and Assumption Agreement, substantially in the form of EXHIBIT B hereto;

            (b) Seller shall execute and deliver to Purchaser such other bills of sale, endorsements, assignments, certificates of title, any and all other instruments of conveyance and transfer as shall be reasonably requested by Purchaser in order to effectively convey and transfer to Purchaser the Acquired Assets or to evidence such conveyance and transfer, and any other documents as may (in the reasonable judgment of Purchaser or its counsel) be necessary or appropriate in the judgment of Purchaser's counsel to assign, convey, transfer and deliver to Purchaser good and valid title to the Acquired Assets free and clear of any Encumbrances;

            (c) MOS shall deliver to Purchaser a good standing certificate from the secretary of state of North Carolina, its state of incorporation, dated as of a date that is within five (5) business days of the Closing Date;

            (d) MOS shall deliver to Purchaser a copy of its articles of incorporation and all amendments thereto, and a copy of its bylaws and all amendments thereto, all certified by the secretary of MOS as correct and complete as of the Closing Date;

            (e) MI and MOS shall each deliver to Purchaser a copy of resolutions of each of MI's and MOS's boards of directors (and stockholders if required) approving the Transactions, certified by each of MI's and MOS's secretaries as correct and complete as of the Closing Date;

            (f) Purchaser and Seller shall execute and deliver a lease agreement with respect to Seller's corporate offices (the "LEASE AGREEMENT");

            (g)   Purchaser and/or TOPAC shall deliver the amount set forth in
Section 1.5(a)(i) by wire transfer of immediately available funds; and

            (h)   Purchaser shall execute and deliver the LICENSE AGREEMENT.


                   ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
                                OF MI AND SELLER

            As a material inducement to TOPAC and Purchaser to enter into this Agreement, with the understanding that TOPAC and Purchaser will be relying thereon in consummating the Transactions, each of MI and Seller, jointly and severally, represent and warrant as of the Closing Date, to and for the benefit of Purchaser Indemnitees as follows below. On or prior to the Closing Date, Seller shall have delivered to TOPAC and Purchaser a disclosure schedule (collectively referred to as the "DISCLOSURE SCHEDULES" and individually as a "SCHEDULE"), which

Disclosure Schedules include certain information specifically required to be provided by this Article 2 and disclose certain exceptions to the representations and warranties contained in this Article 2; provided that any such exceptions are specifically referenced in the relevant representation and warranty so modified. It is understood and agreed that nothing in any Schedule herein shall in any way increase Purchaser's Liability hereunder; and, Purchaser's only Liabilities hereunder shall be those specific and limited Assumed Liabilities, and no other.

      2.1 Due Organization; No Subsidiaries. MOS is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller is qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction where its business requires such qualification, except in jurisdictions, if any, where the failure to be so qualified (a) would not result in a Material Adverse Effect or (b) would not result in a Breach of any of the other representations, warranties or covenants set forth in this Agreement. Seller has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Seller is not in default in any material respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws. Seller has delivered to (or made available for inspection by) Purchaser accurate and complete copies of its articles of incorporation and bylaws, including all amendments thereto, and they are all in full force and effect.

Neither MI nor Seller controls, directly or indirectly, nor does either MI or Seller have any direct or indirect equity participation or other interest in, any corporation, partnership, trust or other business entity that would be a Non-compete Business Service. Neither MI nor Seller nor, to the Knowledge of Seller, any of MI's or Seller's employee's immediate family members has any material interest in any entity which is a vendor or customer of Seller. Ownership of not more than one percent (1%) of the voting stock of a corporation whose stock is traded on a national securities exchange or over-the-counter shall not of itself constitute a violation of this Section 2.

      2.2 Authority; Binding Nature of Agreements. Each of MI and Seller has the absolute and unrestricted right, power and authority to enter into and to each perform the obligations under each of the Transaction Agreements to which it is a party (other than the power and authority to assign any Acquired Business Contracts that require third party consent to be assigned as a result of the Transactions); and the execution, delivery and performance by each of MI and Seller of the Transaction Agreements to which it is a party have been duly authorized by all necessary action on the part of MI and Seller and their respective stockholders, board of directors, and officers and no other corporate proceedings on the part of MI or Seller are necessary, as a matter of law or otherwise, to authorize the Transaction Agreements. Each Transaction Agreement to which MI or Seller is a party on the date hereof, and each other Transaction Agreement upon execution at Closing, constitutes the legal, valid and binding obligation of MI and Seller, enforceable against MI and Seller in accordance with its terms, except as (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors' rights generally or to general principles of equity, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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      2.3   Non-Contravention; Consents. Neither the execution and delivery of any of the Transaction Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

            (a) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which MI, Seller, or any of the Acquired Assets, is subject;

            (b) Except as such may be caused by a failure to obtain the consent of any third party, (i) contravene, conflict with or result in a violation or breach of, or result in a default under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments), any provision of any Acquired Business Contract; (ii) give any Person the right to
(A) declare a default or exercise any remedy under any Acquired Business Contract, (B) accelerate the maturity or performance of any Acquired Business Contract, or (C) cancel, terminate or modify any Acquired Business Contract; or
(iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets;

            (c) Conflict with any provision of the articles of incorporation or bylaws (or other similar charter documents) of either MI or Seller;

      2.4 Financial Statements. MI and Seller have delivered the Financial Statements (set forth at Schedule 2.4) to TOPAC and Purchaser.

      2.5 Absence Of Changes. Except as set forth on Schedule 2.5, since May 1, 2004, concerning the Acquired Business:

            (a) No event has occurred that could reasonably be expected to have a Material Adverse Effect on Seller;

            (b) There has not been any material loss, damage or destruction to any of the Acquired Assets (whether or not covered by insurance);

            (c) Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness included in the Acquired Assets except in the Ordinary Course of Business;

            (d) No material Acquired Business Contract has been amended or terminated;

            (e) Seller has not caused any of the Acquired Assets to become subject to any Liability except in the Ordinary Course of Business;

            (f) Seller has not changed any of its methods of accounting or accounting practices in any respect, or changed outside accountants;

            (g) Seller has not entered into any transaction or taken any other action, in each case related to the Acquired Business outside the Ordinary Course of Business, except as related to the Transactions;

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

            (h) There has not been any declaration, setting aside or payment of any dividend or other distribution of cash or other assets of Seller, other than repayment of intercompany debt in the Ordinary Course of Business and salaries and bonuses paid in the Ordinary Course of Business and consistent with past practices, to MI or to any affiliate or Representative of MI, and since the date of the Reference Balance Sheet Seller has not paid any dividend or otherwise transferred any assets (in the form of repayment of intercompany debt or otherwise) to MI;

            (i) There has not been any acquisition, whether by merger or consolidation with, or purchase of a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof or other acquisition or agreement to acquire any capital or other assets which are material, either individually or in the aggregate, to Seller;

            (j) There has not been agreement by Seller to enter into any material lease or extension of any material lease with respect to any real or personal property except in the Ordinary Course of Business;

            (k) There has not been any labor dispute or difficulty concerning the Business Employees which is reasonably likely to result in any Material Adverse Effect, and to the Knowledge of Seller, no such dispute or difficulty is now threatened;

            (l) No material asset has been sold, leased or disposed of (except inventory sold in the Ordinary Course of Business) and no material asset has been mortgaged, pledged or subjected to any lien, charge, factoring agreement or other Encumbrance;

            (m) No indebtedness has been incurred by Seller, except such as may have been incurred in the Ordinary Course of Business and consistent with past practice;

            (n) Other than in the Ordinary Course of Business, there has not been any increase in excess of Five Thousand Dollars ($5,000.00) in the compensation payable, or which could become payable by either MI or Seller to any Business Employee or to any directors, officers, distributors, dealers, or sales representatives;

            (o) Seller has not entered into, or agreed to enter into, or amend, any employment, severance, or termination agreement;

            (p) There has not been any loan made or agreed to be made by Seller, nor has Seller become liable or agreed to become liable as a guarantor with respect to any loan, nor has Seller guaranteed the repayment of any debt securities, nor has Seller paid or become liable for the prepayment or other penalties in connection with the early retirement of any of such Seller's indebtedness for borrowed money except in the Ordinary Course of Business;

            (q) There has not been any waiver by Seller of any right of material value or any payment, direct or indirect, or cancellation of any material debt, liability or other obligation or claim except in the Ordinary Course of Business;

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      2.6   Title To Assets.

            (a) Seller has good and valid title to, or in the case of leased property, have a valid leasehold interest in, all of the Acquired Assets (whether real or personal, tangible or intangible). No Affiliate of either MI or Seller (other than MI and Seller) or any Related Party has title to, or in the case of leased property a leasehold interest in, any of the Acquired Assets. None of such Acquired Assets is subject to any Encumbrances (including tax-related Encumbrances), except Encumbrances related to and arising out of Assumed Liabilities. All of the Acquired Assets are in the exclusive possession and control of Seller (except leased property in the possession of third party lessee/end users under valid leases) and Seller has the unencumbered right to use and sell to Purchaser all of the Acquired Assets without interference from others (other than the power and authority to assign any Acquired Business Contracts that require third party consent to be assigned as a result of the Transactions). No actions, proceedings or transactions have been commenced or undertaken by MI or Seller which give, or would give, rights to any Person, other than Purchaser, in any of the Acquired Assets or interfere with the consummation of the Transactions.

            (b) At the Closing Date, Seller shall transfer to Purchaser good and valid title to all Acquired Assets, free and clear of any Encumbrances.

            (c) Except as set forth on Schedule 2.6(c), the Acquired Assets, together with Purchaser's rights under this Agreement and the other Transaction Agreements, constitute all the assets, properties, rights and goodwill necessary to carry on the Acquired Business as conducted on the date of this Agreement, it being understood that the Excluded Assets will be retained by Seller and that such Excluded Assets have been used in Seller's businesses prior to Closing.

            (d) Neither MI nor Seller nor any of their Affiliates has any agreement, absolute or contingent, written or oral, with any other Person to effect any acquisition transaction or to sell or otherwise transfer any of the Acquired Assets or any line of business or material asset relating to the Acquired Business or MI's or Seller's obligations under the Transaction Agreements.

      2.7 Bank Accounts. Schedule 2.7 accurately sets forth, with respect to each account related to the Acquired Business and which is an Acquired Asset, and maintained by or for the benefit of Seller at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account and the purpose for which such account is used; (d) the rate of interest being earned on the funds in such account; and (e) the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements related to the Acquired Business and maintained by or for the benefit of Seller.

      2.8 Receivables. Schedule 2.8 provides an accurate and complete breakdown and aging of all accounts receivable (showing amounts due in thirty
(30) day aging categories), notes receivable, other receivables prepaid expenses and other current assets of Seller related to the Acquired Business as of the date of the Reference Balance Sheet. All accounts receivable related to the Acquired Business that are reflected on the Reference Balance Sheet represented, valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent of any reserves set forth on the Reference Balance Sheet, there is no contest, claim, defense, right, or setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

      2.9 Customers. Schedule 2.9 accurately identifies and provides a complete breakdown of the fifteen (15) largest (by dollar volume) copier, facsimile, and duplicator customers of Seller, together with the amount of sales made to each such customer during the most recent fiscal year. None of such customers has given notice to Seller of an intention to cancel, cease dealing with, fail to renew, terminate or materially impair its business relationship with the Seller, or otherwise reduce the volume of business transacted by such customer with the Seller below historical levels. Seller has no Knowledge of any event that would precipitate the impairment, cancellation, or termination of, or the failure to renew, or entitle such customer to terminate, such business relationship except for any impairment, cancellation, or termination, or failure to renew caused by the Transactions.

      2.10 Inventory. Schedule 2.10 provides a listing of all inventory of Seller related to the Acquired Business as of the as of the date of the Reference Balance Sheet, which such listing is true and correct in all material respects. All of such inventory (other than any such inventory disposed by Seller in the Ordinary Course of Business following the date of the Reference Balance Sheet) and any inventory acquired by Seller in the Ordinary Course of Business following the date of the Reference Balance Sheet: (a) physically exists; (b) except to the extent of any reserves set forth on the Reference Balance Sheet, is of such quality and quantity as to be usable and saleable by the Seller in the Ordinary Course of Business; (c) has been priced using the specific identification method; and (d) except to the extent of any reserves set forth on the Reference Balance Sheet, is free of any material defect, damage, or deficiency. None of the inventory to be included in the Acquired Assets will be pledged or subject to any Encumbrance.

      2.11 Equipment. Schedule 2.11 provides a listing of all equipment, vehicles and furniture owned by Seller related to, or deemed necessary by Seller for the conduct of the Acquired Business as of the date of the Reference Balance Sheet, which such listing is true and correct in all material respects. Schedule
2.11 also accurately identifies all material tangible assets leased to Seller and related to or necessary for the conduct of the Acquired Business ("ACQUIRED BUSINESS LEASED EQUIPMENT") and lists each lease for Acquired Business Leased Equipment ("EQUIPMENT LEASE"). Each asset identified or required to be identified in Schedule 2.11 (other than any such equipment disposed by Seller in the Ordinary Course of Business following the date of the Reference Balance Sheet) and any equipment acquired by Seller in the Ordinary Course of Business following the date of the Reference Balance Sheet (a) is in good condition and repair (ordinary wear and tear excepted); and (b) complies with and is being operated and otherwise used in material compliance with all applicable Legal Requirements.

      2.12 Real Property. Except as set forth on Schedule 2.12, there is no real property or any interest in real property which is used in connection with the Acquired Business, except for the leaseholds for the real property on which the Acquired Business is operated (the "REAL PROPERTY LEASES") and the portion of MI's corporate headquarters facility that is occupied by Seller and that following the Closing will be leased to Purchaser pursuant to the Lease

Agreement. Seller enjoys peaceful and undisturbed possession of such premises.
Schedule 2.12 sets forth the following information with respect to the premises covered by the Real Property Leases and the facilities located thereon: address, square footage and type of space.

      2.13 Intellectual Property. In the operation of the Acquired Business, to the Knowledge of Seller, Seller has not infringed, and is not now infringing, any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how or process belonging to any other Person. Neither MI nor Seller has received any written notice or other indication of any such claim of infringement. Except for Seller's Intellectual Property and the Excluded Intellectual Property, there are no Trademarks or Copyrights owned by either MI or Seller that are used in the operation of the Acquired Business as now conducted. To the Knowledge of Seller, Seller owns, or holds adequate licenses or other rights to use, all Intellectual Property used in the operation of the Acquired Business as now conducted (other than any such Intellectual Property that constitutes Excluded Intellectual Property) and that use does not and will not conflict with, infringe on or otherwise violate any rights of others. To the extent transferable, all of such Intellectual Property (other than any such Intellectual Property that constitutes Excluded Intellectual Property) is included in the Acquired Assets being sold to Purchaser hereunder and MI and Seller shall execute any documents reasonably necessary to effect the transfer of such Intellectual Property to Purchaser; any non-transferable Intellectual Property shall be listed in Schedule 2.13. Except as set forth in the Acquired Business Contracts and pursuant to "off-the-shelf" software products, Seller is not a party to any license, agreement or arrangement, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights.

      2.14 Contracts. Schedule 2.14 identifies each Acquired Business Contract other than customer contracts, a listing of which was included on the "Customer Contract List" dated as of the Closing Date previously provided by Seller to Purchaser. Except as set forth on Schedule 2.14(x)-1, MI and Seller have delivered or made available to Purchaser accurate and complete copies of all Acquired Business Contracts, including all amendments thereto. Each Acquired Business Contract is valid and in full force and effect and is enforceable in accordance with its terms and, subject to any required Consents, will be assigned to the Purchaser on the Closing Date without such assignment constituting any material breach, default, acceleration, modification, termination or cancellation thereof. Except as a result of failure to obtain consents with respect to the transfer thereof, Seller has not and, to the Knowledge of Seller, the other party to such Acquired Business Contract has not, violated or breached, or declared or committed any default under, any Acquired Business Contract; and to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Acquired Business Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Acquired Business Contract, (iii) give any Person the right to accelerate the maturity or performance of any Acquired Business Contract, or (iv) give any Person the right to cancel, terminate or modify any Acquired Business Contract. Neither MI nor Seller has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Acquired Business Contract nor has Seller waived any material right under any Acquired Business Contract. Except as a result of failure to obtain consents with respect to the transfer thereof, the performance of the Acquired Business Contracts will not result in any violation of or failure to comply with any Legal Requirement. To the Knowledge of Seller, no Person is renegotiating, or

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

has the right to renegotiate any amount paid or payable to Seller under any Acquired Business Contract or any other term or provision of any Acquired Business Contract. Except as set forth on Schedule 2.14(x), the Acquired Business Contracts, together with Purchaser's rights under this Agreement and the other Transaction Agreements, collectively constitute all of the Contracts necessary to enable Purchaser to conduct the Acquired Business in the same manner in which such business is currently being conducted. The terms of Seller's private label dealer agreement with GE Capital are substantially similar to Seller's private label dealer agreement with First Citizens Bank & Trust except that per the GE Capital agreement, GE Capital, rather than Seller, controls the determination of fair market value for purposes of determining the cost to a customer of terminating a lease early.

      2.15 Liabilities; Books and Records. Seller has not, at any time, (a) made a general assignment for the benefit of creditors, (b) filed, or had filed against it, any bankruptcy petition or similar filing, (c) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (d) admitted in writing its inability to pay its debts as they become due, or (e) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of the covenants or obligations under any of the Transaction Agreements. Seller's Books and Records are complete and correct in all material respects and represent actual, bona fide transactions.

      2.16 Compliance with Legal Requirements. Seller is, to Seller's Knowledge, in full compliance with each Legal Requirement that is applicable to the conduct of Seller's business or the ownership or use of any of the Acquired Assets, except to the extent any such noncompliance could not reasonably be expected to (a) have a Material Adverse Effect on the Acquired Assets in the hands of Purchaser, or (b) result in a Liability other than an Excluded Liability. To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, except to the extent any such noncompliance would not (x) have a Material Adverse Effect on the Acquired Assets in the hands of Purchaser, or (y) result in a material Liability other than an Excluded Liability. Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of either MI or Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, except to the extent the circumstances underlying any such notice or other communication could not reasonably be expected to (x) have a Material Adverse Effect on the Acquired Assets in the hands of Purchaser, or (y) result in a material Liability other than an Excluded Liability. To the Knowledge of Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (A) may have a Material Adverse Effect on the Acquired Assets in the hands of Purchaser, or (B) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      2.17  Tax Matters.

            (a) Seller has timely filed all Tax Returns related to the Acquired Business. All Tax Returns were correct and complete in all material respects and all Taxes owed by Seller in connection therewith have been paid or properly reserved for in the Financial Statements. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No outstanding claim has been made either orally or in writing by any Governmental

Body in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation by that jurisdiction.

            (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee, creditor, independent contractor, or other third party.

            (c) There is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any Governmental Body either orally or in writing or (ii) as to which Seller, or the directors or officers (or employees or accountants responsible for Tax matters) of Seller has Knowledge based upon personal contact or correspondence with any agent of such Governmental Body. Seller has disclosed and provided or otherwise made available to TOPAC all Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 2001, and has disclosed and provided to TOPAC those Tax Returns, if any, that have been audited, and those Tax Returns, if any, that currently are the subject of audit.

            (d) The Seller has not waived in writing any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency pertaining to the Seller.

            (e) Seller has not made any payments, nor is it obligated to make any payments, that will not be deductible under Section 280G of the Code. The Seller has disclosed on its United States federal income Tax Return all positions taken therein that could give rise to any accuracy-related understatement penalty pursuant to Section 6662 of the Code.

            (f) No Tax Liability related to the Acquired Assets will be incurred by Seller as a result of any Tax Returns that are required to be filed or submitted prior to the Closing Date, which would result in a Material Adverse Effect.

            (g) Seller is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

            (h) Seller is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements.

            (i) None of the assets of Seller is property that Seller is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

            (j) None of the assets of Seller directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

            (k) Seller does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

      2.18 Employment Matters. Seller is not a party to, nor is it bound by, any collective bargaining agreement or other labor agreement and Seller is not involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its Business Employees, nor has any such unit or group notified Seller of an intention to commence any organizational activities among the Business Employees. True and complete copies of any agreements disclosed in Schedule 2.18 have been delivered or made available to TOPAC.

            (a) Schedule 2.18 contains a complete list of the following information for each Business Employee as of the date of the Closing Date, including each Business Employee on leave of absence or layoff status: name, job title, department, exempt/non-exempt status, full-time/part-time status, hire date, length of service and salary.

            (b) To the Knowledge of Seller: (i) no Business Employee intends to terminate his or her employment; (ii) no Business Employee has received an offer to join a business that may be competitive with the Acquired Business;
(iii) no Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on the performance by such Business Employee of any of his or her duties or responsibilities as an employee of Seller or as an employee of Purchaser. To the Knowledge of Seller, Seller has not engaged in any unfair labor practice of any nature with respect to the Acquired Business or the Business Employees. Since January 1, 2001, except as set forth on Schedule 2.18, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination against Seller, by any Business Employees or by any of the employees performing work for Seller but provided by an outside employment agency, or by any current or potential representatives of suppliers or customers or distributors, and there are no facts or circumstances known to Seller that could reasonably be expected to give rise to such complaint or claim. To the Knowledge of Seller, Seller has complied in all material respects with all Legal Requirements related to the employment of Business Employees and has not received any notice of any claim that it has not complied in any material respect with any Legal Requirement relating to the employment of Business Employees, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

      2.19 Benefit Plans; ERISA. Purchaser shall not be considered a successor employer with respect to any Employee Benefit Plan of Seller or MI as a result of the Transactions or otherwise. Purchaser shall not be liable or otherwise responsible for any accrued or unaccrued liability (including any underfunding, penalties, excise taxes or otherwise) or other obligation, either existing currently or accrued or discovered in the future, with respect to any Employee Benefit Plan of Seller or MI. Purchaser is not assuming or retaining any liability or asset related to any ERISA covered benefit plan of Seller or MI.

      2.20 Environmental Matters. To the Knowledge of Seller, the Acquired Business has been and is now operated in material compliance with all Environmental Laws.

      2.21 Insurance. Set forth on Schedule 2.21 is a true and correct list of all insurance policies that cover the Acquired Business. Such policies are in full force and effect through the Closing Date and, except as otherwise set forth on Schedule 2.21, such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past five (5) years. Copies of all such policies have been made available to TOPAC for its inspection (including all renewals thereof and endorsements thereto) and all of the pending applications.

      2.22 Proceedings; Orders. Except as set forth on Schedule 2.22, there is no pending Proceeding to the Knowledge of Seller, and, to the Knowledge of Seller, no Person has threatened to commence any Proceeding: (a) that involves MOS and that could reasonably be expected to have a Material Adverse Effect on the Acquired Business, any of the Acquired Assets or the obligations of Seller under this Agreement and any of the Transaction Agreements (whether or not Seller is named as a party thereto); or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, excluding disputes with customers in the Ordinary Course of Business, that could directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. MI and Seller have delivered to Purchaser accurate and complete copies of all pleadings, correspondence and other written materials that relate to any Proceedings identified in Schedule 2.22. There is no Order to which either MI or Seller, or any of the Acquired Assets, is subject; and none of the Affiliates of either MI or Seller or any other Related Party is subject to any Order that relates to the Acquired Business or the Acquired Assets. To the Knowledge of Seller, no Business Employee is subject to any Order that may prohibit Business Employees from engaging in or continuing any conduct, activity or practice relating to the Acquired Business. To the Knowledge of Seller, there is no proposed Order that, if issued or otherwise put into effect, (x) may have a Material Adverse Effect, or (y) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      2.23 Bulk Sales; Fraudulent Transfers. The sale of the Acquired Assets to Purchaser is not subject to any bulk sales or similar laws. Seller is not now insolvent, nor will it be rendered insolvent by any of the Transactions.

      2.24 Absence of Undisclosed Liabilities. Except to the extent reserved against or reflected in the balance sheets of Seller included in the Financial Statements, Seller has no material Liabilities or obligations (contingent or otherwise) that are required by GAAP to be reflected therein (or footnotes thereto), and from the date of the Financial Statements, up to and including the Closing Date, Seller has not incurred any material liabilities or obligations that are required by GAAP to be reflected in the balance sheets of Seller (and the footnotes thereto) (except as may be noted therein), except any such Liabilities or obligations incurred in the Ordinary Course of Business and consistent with past practice or which constitute Excluded Liabilities.

      2.25 Broker's Commissions or Finder's Fees. No Person has acted for either MI or Seller in connection with the Transactions in any way that would entitle such Person to, and no Person is entitled to, receive from either MI or Seller any broker's commissions or finder's fees (or other similar fees or commissions) in connection with the Transactions for which Purchaser could be liable.

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      2.26  Customer Lists. Each of Seller's current sales employee has signed a confidentiality agreement with Seller which requires each such employee to keep Seller's customer lists confidential and D. Gary McRae, Marvin Kiser, Harold Smith or Thomas Woodruff have not disclosed the customer lists to any non-MI, or non-Seller Person other than TOPAC and Purchaser.

      2.27 Certain Payments. To the Knowledge of Seller, neither MI nor Seller, nor any director, officer, agent or employee of either MI or Seller, nor any other person associated with or acting for or on behalf of either MI or Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty or other law adopted, enacted, implemented or promulgated by or under the authority of any Governmental Body, or (b) established or maintained any fund or asset that has not been recorded in the Books and Records of Seller which would result in a Material Adverse Effect.

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
                             OF PURCHASER AND TOPAC

      Purchaser and TOPAC represent and warrant, jointly and severally, to and for the benefit of the MI and Seller as follows:

      3.1 Organization. Purchaser is a corporation duly formed, validly existing and in good standing in the State of North Carolina. TOPAC is a corporation duly organized, validly existing and in good standing in the State of Delaware. Each of Purchaser and TOPAC has the requisite corporate power to own, use or lease its properties and to carry on its business as it is now being conducted. Neither Purchaser nor TOPAC is in default in any material respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws, respectively.

      3.2 Authority Relative to this Agreement. Each of Purchaser and TOPAC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions on the part of each of Purchaser and TOPAC have been duly and validly authorized by the Boards of Directors of Purchaser and TOPAC, and no other corporate proceedings on the part of Purchaser or TOPAC are necessary, as a matter of law or otherwise, to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Purchaser and TOPAC and, assuming this Agreement constitutes a valid and binding obligation of each of Sellers, this Agreement constitutes a valid and binding agreement of Purchaser and TOPAC, enforceable against them in accordance with its terms, except as (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      3.3 Broker's Commissions or Finder's Fees. No Person has acted for Purchaser or TOPAC in connection with the Transactions in any way that would entitle such Person to, and no Person is entitled to, receive from Purchaser or TOPAC any broker's commissions or finder's fees (or other similar fees or commissions) in connection with the Transactions.

      3.4 Non-Contravention; Consents. Neither the execution and delivery of any of the Transaction Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

            (a) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser or TOPAC is subject;

            (b) Conflict with any provision of the articles of incorporation or bylaws (or other similar charter documents) of either Purchaser or TOPAC; or

            (c) Except as such may be caused by a failure to obtain the consent of any third party, conflict with, result in the breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration or guaranteed payments) under any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which either Purchaser or TOPAC is a party or by which either Purchaser or TOPAC, or any of their assets or property may be bound, except for such defaults (or rights of termination, cancellation or acceleration) or which, in the aggregate, would not result in a material adverse effect.

      3.5 Proceedings; Orders. There is no pending Proceeding, and, to the Knowledge of TOPAC or Purchaser, no Person has threatened to commence any
Proceeding: (a) that involves either TOPAC or Purchaser and that could reasonably be expected to affect the obligations of Purchaser or TOPAC under this Agreement and any of the Transaction Agreements (whether or not Purchaser is named as a party thereto); or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

                             ARTICLE 4 - COVENANTS

      4.1   Noncompetition; Nonsolicitation.

            (a) Prohibited Activities. During the Non-compete Period, MI and Seller shall not:

                  (i) establish, enter into, be employed by, advise, consult with or become an owner in any part of, or in any way participate in any company, partnership, corporation or other entity or venture that engages in the Non-compete Business Services within the Non-compete Territory, other than for Purchaser;

                  (ii) directly or indirectly hire, or solicit for hire any employee of Seller who becomes an employee of Purchaser on the Closing Date other than any such employee who is laid-off or otherwise terminated by Purchaser other than for misconduct;

                  (iii) directly or indirectly solicit any present or past customer of Seller or Purchaser or any of their respective subsidiaries for the purpose of providing Non-compete Business Services; or

                  (iv) disclose any past or present customer of Seller to any person or entity for the purpose of providing Non-compete Business Services. Ownership of not more than one percent (1%) of the voting stock of a corporation whose stock is traded on a national securities exchange or over-the-counter shall not of itself constitute a violation of this Section 4.1.

            (b) Reasonable Restraint. The parties agree that the covenants contained in this Section 4.1 impose a reasonable restraint on MI and Seller in light of the activities and business of Seller and the future plans of Purchaser.

            (c) Severability; Reformation. The covenants in this Section 4.1 are severable, and in the event that any one or more of such covenants are deemed illegal or unenforceable, the remaining covenants shall remain in full force and effect, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine the scope, time or territorial restrictions set forth in this Section 4.1 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the provision of this Section 4.1 shall thereby be reformed.

            (d) Remedies. MI and Seller acknowledge and agree that, because the legal remedies of Purchaser may be inadequate in the event of a breach of any of the covenants set forth in this Section 4.1, Purchaser may, in its discretion and in addition to obtaining any other remedy or relief available to it (including, without limitation, damages at law), enforce the provisions of this Section 4.1 by injunction and other equitable relief.

            (e)   Independent Covenant. Each of the covenants contained in this
Section 4.1 shall be construed as a covenant independent of any other provision of this Agreement, and the existence of any claim or cause of action of MI or Seller against Purchaser or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any such covenant. The Non-compete Period shall be computed by excluding from such computation any time during which MI or Seller is in violation of any provision of this Section 4.1 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any Person, whether or not a party to this Agreement, in which Purchaser or any of its Affiliates seeks to enforce the covenants contained in this Section 4.1 or in which any Person contests the validity or enforceability of any such covenant or seeks to avoid the performance or enforcement of any such covenant, provided that Purchaser or Person seeking to enforce the covenants in this Section 4.1 is the prevailing party in such action.

      4.2   Confidential Information.

            (a) Nondisclosure by MI and Seller. MI and Seller recognize and acknowledge that they, in the past had, currently have, and in the future may possibly have, access to certain confidential information pertaining to the Acquired Business, such as customer lists, specific information relating to the special needs of particular customers (including knowledge of what products they are using and are likely to use in the future), sales and financial records and related data (including pricing information), information and specifications relating to products proposed by Seller, knowledge of Seller's sales and marketing techniques, and information regarding vendors and suppliers of Seller. MI and Seller agree that from and after the Closing Date they will not use such confidential information or disclose such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of Purchaser, unless such information becomes known to the public generally through no fault of MI or Seller, or unless MI or Seller is required by law to disclose such information. In the event of a Breach or threatened breach by MI or Seller of the provisions of this Section 4.2, Purchaser shall be entitled to an injunction restraining MI and/or Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of Damages.

            (b) Permissive Disclosure. If MI or Seller is requested to provide confidential information pursuant to requirements of applicable law, they shall notify Purchaser as promptly as reasonably possible and shall allow Purchaser the opportunity to oppose such request. Notwithstanding anything herein to the contrary, MI and Seller may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (as those terms are defined in Section 1.6011-4(c) of the Treasury Regulations) of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of the public announcement of negotiations related to the Transactions, or
(y) the date of the public announcement of the Transaction Agreements and (z) the date of the execution of the Transaction Agreements, and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the Transactions; (ii) the identities of participants or potential participants in the Transactions; (iii) the existence or status of any negotiations; (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the Transactions); or (v) any other term or detail not relevant to the tax treatment or the tax structure of the Transactions.

            (c) Remedies. MI and Seller acknowledge and agree that because the legal remedies of Purchaser may be inadequate in the event of a breach of any of the covenants set forth in this Section 4.2, Purchaser may, in its discretion and in addition to obtaining any other remedy or relief available to it (including, without limitation, Damages at law), enforce the provisions of this
Section 4.2 by injunction and other equitable relief.

      4.3 Governmental Filings. Each of Purchaser, MI and Seller, agree to make as promptly as practicable all Governmental Filings. Each party shall use its best efforts, and cause its counsel to use their best efforts, to cooperate with the other parties in preparing their respective Governmental Filings and in obtaining all required regulatory approvals, clearances and expirations of waiting periods.

      4.4 Legal Conditions. Each of Purchaser, MI and Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the consummation of the Transactions and will promptly cooperate with and furnish information to such other party or parties in connection with any such requirements as may be imposed upon such other party or parties in connection with the consummation of the Transactions.

      4.5 Additional Actions. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of the Transactions.

      4.6   Tax Matters.

            (a) All Tax Returns that relate to any Taxes of Seller for periods ending on or before the Closing Date shall be prepared and filed by Seller.

            (b) Seller agrees to pay Purchaser any refund received by Seller in respect of any Taxes for which Seller is not liable under Section 5.1(a)(iii) hereof, to the extent Purchaser has purchased such Tax asset and only as contained on the Reference Balance Sheet. The parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a party or its Affiliate for the account of the other party shall be turned over to such other party within thirty (30) days after such refund is received.

            (c) Each party will provide, or cause to be provided, to the other party copies of all correspondence received from any Governmental Body by such party or any of its Affiliates in connection with the liability of Seller for Taxes for any period for which such other party is or may be liable under
Section 5.1(a)(iii) or otherwise. The parties will, at their own expense, provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return or claim for refund, in determining a Liability or a right of refund or in conducting any audit or other proceeding, in respect of Taxes imposed on the parties or their respective Affiliates. Seller shall be permitted reasonable access to the Books and Records.

            (d) Each of Seller and Purchaser shall be responsible for its pro rata share of the current year personal property, real property, ad valorem and similar Taxes with respect to the Acquired Assets, pro rated on a property tax year basis as of the Closing Date.

            (e) Notwithstanding any other provision of this Agreement, the covenants set forth in this Section 4.6 shall survive until the expiration of the respective statute of limitations applicable to the period to which the Taxes relate.

            (f) The allocation of value of the Acquired Business shall be based upon the book value contained in the agreed-upon final Reference Balance Sheet.

      4.7 Employment Matters. On the Closing Date, Purchaser shall offer employment to all Business Employees employed by MOS on the Closing Date. Employees who accept Purchaser's offer of employment are hereinafter collectively called "TRANSFERRED EMPLOYEES." Purchaser shall permit all Transferred Employees, when they are eligible, to participate in all employee benefit plans, programs or policies established or maintained by Purchaser (the "PURCHASER PLANS"). Purchaser shall recognize and credit all service by the Transferred Employees with Seller and its predecessors prior to the Closing Date for purposes of eligibility and vesting under all Purchaser Plans. On
September 10, 2004, MI will pay all Transferred Employees compensation for service through such date in accordance with its regular payroll practices. Upon notice, Purchaser agrees to promptly reimburse MI for the portion of such payments attributable to service following the date of the Reference Balance Sheet.

      4.8 Retention of and Access to Books and Records. Purchaser and TOPAC will retain for a period consistent with TOPAC's record-retention policies and practices the Books and Records delivered at Closing. Purchaser and TOPAC also will provide Seller and its representatives reasonable access thereto, during normal business hours and on at least three (3) business days' prior written notice, to enable them to prepare financial statements or Tax Returns or deal with tax audits.

                           ARTICLE 5 - INDEMNIFICATION

      5.1   Indemnification.

            (a) Indemnification by MI and Seller. From and after the Closing Date MI and Seller shall, jointly and severally, indemnify and hold harmless each of Purchaser Indemnitees from and against, and shall compensate and reimburse each of Purchaser Indemnitees for, any and all Damages that are suffered or incurred by any of Purchaser Indemnitees or to which any of Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of:

                  (i) Any Breach of any of the representations or warranties made by MI or Seller or the inaccuracy of any statement or information contained in this Agreement or the Disclosure Schedules;

                  (ii) Any Breach or the failure of performance by MI or Seller of any of the covenants, obligations, promises, or agreements that either of them is to perform under this Agreement;

                  (iii) Any Liability of Seller or of any of its Affiliates or other Related Parties, other than the Assumed Liabilities; and

                  (iv) Any Proceeding relating to any Breach, alleged Breach, or Liability of Seller.

            (b) Indemnification by Purchaser and TOPAC. From and after the Closing Date, Purchaser and TOPAC shall, jointly and severally, indemnify and hold harmless Seller Indemnitees from and against, and shall compensate and reimburse each of Seller Indemnitees

\
for, any and all Damages that are suffered or incurred by any of Seller Indemnitees or to which any of Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are connected with:

                  (i) Any Breach of any of the representations or warranties made by Purchaser or TOPAC in this Agreement;

                  (ii) Any Breach or the failure of performance by Purchaser or TOPAC of any of the covenants, obligations, promises, or agreements that any of them is to perform under this Agreement;

                  (iii)    Any Assumed Liability.

            (c) Limitations on Indemnification. Notwithstanding any provision of this Agreement to the contrary, (i) MI and Seller shall have no obligation to indemnify any Purchaser Indemnitee for a Breach of a representation, warranty or covenant hereunder, any Proceeding relating thereto, or for any Adjustments unless such Purchaser Indemnitee (together with all other Purchaser Indemnitees) has suffered Damages in an aggregate amount in excess of Seventy-Five Thousand Dollars ($75,000.00) (the "BASKET"), in which case MI or Seller shall be obligated to indemnify Purchaser Indemnitee only for the amounts in excess of the Basket; and (ii) the Liability of MI and Seller under this Agreement shall in no event exceed sixty percent (60%) of the Cash Price (the "CAP").

            (d) Survival of Representations, Warranties and Covenants and Indemnification Responsibility. The representations and warranties contained in
Article 2 and Article 3 hereof, and the parties' indemnification obligations with respect thereto, shall survive the Closing and expire eighteen (18) months after the Closing Date, unless prior to the stated time of expiration, a claim specifying a Breach of any of the representations or warranties described above in reasonable detail is submitted in writing to the Indemnifying Party and identified as a claim for indemnification pursuant to this Agreement. The covenants of the parties hereunder, and the parties' indemnification obligations with respect thereto, shall survive the Closing for eighteen (18) months; PROVIDED, HOWEVER, that the covenants set forth in Section 4.6, and the indemnification obligations of MI and Seller with respect thereto, shall survive until the expiration of the applicable statute of limitations.

      5.2   Third Party Claims, Notice and Opportunity to Settle.

            (a) Within thirty (30) days after the receipt by the Indemnitee of any claim or demand (including but not limited to, notice of any action, suit or proceeding) by any third party against an Indemnitee which gives rise to a right to indemnification for Damages hereunder (or, in the case of the receipt of any notice of any examination, claim, adjustment or other proceeding with respect to Taxes for any period for which Seller is liable under Section 5.1(a)(v), promptly after the receipt of such notice), the Indemnitee shall give each Indemnifying Party who may be obligated to provide indemnity hereunder written notice of such claim or demand; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure is materially prejudicial to the Indemnifying Party.

            (b) The Indemnifying Party shall have the right (without prejudice to the right of any Indemnitee to participate at its own expense through counsel of its own choosing), to defend against such claim or demand (for purposes of this Section, any Tax proceeding shall be considered a "claim or demand") at its expense and through counsel of its own choosing (the choice of such counsel to be subject to the reasonable consent of the affected Indemnitee) and to control such defense if it gives written notice of its intention to do so within fifteen
(15) days of the receipt of the notice referred to in Section 5.2(a). If the Indemnifying Party shall decline to assume the defense of such claim or demand, the affected Indemnitee shall have the right to assume control of such defense at the expense of the Indemnifying Party. The Indemnitee shall cooperate fully in the defense of such claim or demand and shall make available to the Indemnifying Party or its counsel all pertinent information under their control relating thereto. The Indemnifying Party agrees to cooperate with the Indemnitee in order to enable their counsel to participate in the defense and to deliver to the Indemnitee copies of all pleadings and other information within the Indemnifying Party's knowledge or possession reasonably requested by the Indemnitee that is relevant to the defense of any such claim or demand. The Indemnitee and its counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

            (c)   The Indemnifying Party shall have the right to elect to settle
(i) any such claim or demand, other than a Tax proceeding, for monetary damages only and including an unconditional release and resulting in no adverse impact on the future operations of the Acquired Business, or (ii) any Tax proceeding, subject to the consent of the affected Indemnitee, provided, however, if the affected Indemnitee fails to give such consent within twenty (20) days of being requested to do so, the affected Indemnitee shall, at its expense, assume the defense of such claim or demand and regardless of the outcome of such matter, the Indemnifying Party's liability hereunder shall be limited to the amount of any such proposed settlement.

            (d) In the event that the Indemnifying Party assumes the defense of a claim or demand, the Indemnitee shall have the right to assume control of the defense of any claim or demand from the Indemnifying Party at any time and to elect to settle such claim or demand; provided, however, the Indemnifying Party shall have no indemnification obligations with respect to such claim, demand or settlement except for the costs and expenses of such Indemnifying Party incurred prior to the assumption of the defense of the claim or demand by the Indemnitee.

      5.3 Obligation to Offset. Purchaser shall be required, to the extent of the Holdback Amount, to offset all or any part of its Damages to which it is entitled under this Agreement by first reducing the amount owed to Seller under the Holdback; provided, however, that prior to making any deductions from the Holdback, TOPAC or Purchaser shall provide thirty (30) day's prior written notice to MI and Seller of any proposed offset and reduction to the Holdback; in the event that MI and Seller dispute the offset or reduction, the parties must resort to the Dispute resolution procedures prescribed in Article 6 prior to the deduction being effected.

      5.4 Non-Third Party Claims. In the event that any Indemnitee should have a claim against any Indemnifying Party hereunder which does not involve a third party claim, the Indemnitee shall transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnitee's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnitee within thirty (30) days from the Indemnifying Party's receipt of the indemnity notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnitee in the indemnity notice shall be deemed a liability of the Indemnifying Party hereunder; provided, however, that Purchaser or TOPAC shall first offset all or any part of its Damages from the Holdback as provided in Section 5.3.

      5.5 Payments. Payments of all amounts owing by an Indemnifying Party pursuant to this Article 5 relating to a third party claim shall be made within thirty (30) days of the settlement of such third party claim; provided, however, that if such third party claim is the subject of a final adjudication payment shall be made within thirty (30) days after the later of (a) the expiration of the period for appeal of a final adjudication of such third party claim or (b) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnitee under this Agreement. Subject to Section 5.3, payments of all amounts owing by an Indemnifying Party pursuant to Section 5.4 shall be made within thirty (30) days of the expiration of the 30-day indemnity notice period; provided, however, that if the Damages asserted are the subject of a Dispute, the portion of the Damages subject to Dispute shall not be paid until the Dispute has been resolved in accordance with Article 6.

      5.6 Exclusive Remedy. After the Closing, this Article 5 will provide the exclusive legal remedy for the matters covered by this Agreement or in connection with the Transactions, except for claims based upon common law fraud or injunctive relief.

                         ARTICLE 6 - DISPUTE RESOLUTION

      Except for matters to be decided in accordance with the provisions of
Section 1.4(c), all Disputes shall be submitted to binding arbitration at the Charlotte, North Carolina, office of the AAA in accordance with its rules and procedures regarding commercial disputes, except to the extent such rules or procedures vary from the following provisions:

      6.1 Notice. The party desiring to initiate arbitration can do so by sending written notice of an intention to arbitrate by registered or certified mail to the other parties and to AAA. The notice must contain a description of the Dispute, the amount of money involved and the remedies sought.

      6.2 Arbitrator. The parties shall attempt to agree on a retired judge from the AAA panel to act as the arbitrator hereunder. If the parties are unable to agree, AAA shall provide a list of three (3) available judges to each party and each party may strike one. The remaining judge shall serve as the arbitrator. The parties agree the arbitration must be initiated within one (1) year after the claimed breach occurred and that the failure to initiate arbitration within the one-year period constitutes an absolute bar to the institution of any arbitration or any judicial proceeding on any dispute set forth in the notice of intent to arbitrate. The arbitrator shall determine all questions of arbitrability, including, without limitation, the scope of this agreement to arbitrate, the subject matter of the Dispute, whether an agreement to arbitrate exists and, if so whether it covers the Dispute in question, and any other form of disagreement or conflict among the parties to the agreement whether such Dispute existed prior to, or arises after, the Closing Date.

      6.3 Pre-Hearing Conference. Once an arbitrator is assigned to hear the matter, the arbitrator shall schedule a pre-hearing conference to reach agreement on procedural matters, arrange for the exchange of information, obtain stipulations, and attempt to narrow the issues.

      6.4 Discovery. It is the parties' objective to expedite the arbitration proceedings by placing the following limitations on discovery: (a) on a date to be determined at the pre-hearing conference, each party may serve one (1) demand for production of documents and one (1) set of twenty (20) interrogatories (without subparts) upon the other parties. The response to the document demand, the documents to be produced, and the responses to the interrogatories shall be exchanged thirty (30) days later; (b) each party may depose two (2) witnesses. Each deposition must be concluded within eight (8) hours and all depositions must be taken within sixty (60) days of the pre-hearing conference. Any party deposing an opponent's expert must pay the expert's fee for attending the deposition. All discovery disputes shall be decided in the sole discretion of the arbitrator.

      6.5 Briefs and Hearing. The parties must file briefs with the arbitrator at least three (3) days before the arbitration hearing, specifying the facts each intends to prove and analyzing the applicable law. The parties have the right to representation by legal counsel throughout the arbitration proceedings. The presentation of evidence at the arbitration hearing shall be governed by the North Carolina Rules of Evidence. Within reasonable limitations, both sides at the hearing may call and examine witnesses for relevant testimony, introduce relevant exhibits or other documents, cross-examine or impeach witnesses who shall have testified orally on any matter relevant to the issues, and otherwise rebut evidence, as long as these rights are exercised in an efficient and expeditious manner in the sole discretion of the arbitrator. Oral evidence given at the arbitration hearing shall be given under oath. Any party desiring a stenographic record may secure a court reporter to attend the arbitration proceedings. The party requesting the court reporter must notify the other parties and the arbitrator of the arrangement in advance of the hearing, and must pay for the cost incurred.

      6.6 Decision. The arbitrator's decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The arbitrator may grant any remedy or relief which is just and equitable. The award must be made in writing and signed by the arbitrator. It shall contain a concise statement of the reasons in support of the decision. The award must be mailed promptly to the parties, but no later than thirty (30) days from the closing of the hearing. The award can be judicially enforced (confirmed, corrected or vacated) pursuant to applicable law. The award is final and binding and there is no direct appeal from the award on the grounds of error in the application of the law.

      6.7 Costs. Each party to the arbitration must pay its own witness fees. Each party shall pay its pro-rata share of the arbitrator's fees. The arbitrator may award to the prevailing party attorneys' fees and costs actually and reasonably incurred.

                         ARTICLE 7 - GENERAL PROVISIONS

      7.1 Public Announcements. Purchaser, MI and Seller shall consult each other as to the form, substance and timing of the initial press release or other initial public statement relating to this Agreement, or any of the Transactions, and no such initial statement will be made by one without the consent of the other, which consent will not be unreasonably withheld or delayed; provided that each may make such disclosures as are necessary to comply with any Legal Requirement or the request of any Governmental Body after making good faith efforts under the circumstances to consult in advance with the other.

      7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), or delivery by a reputable overnight commercial delivery service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to TOPAC:                 TOPAC U.S.A., INC.
                                   2 Musick
                                   Irvine, California 92618-1631
                                   Attn: General Manager
                                   FAX: (949) 462-2500

      If to Purchaser:             CONNECTED OFFICE PRODUCTS, INC.
                                   2 Musick
                                   Irvine, California 92618-1631
                                   Attn: General Manager
                                   FAX: (949) 462-2500

      If to MI or Seller:          McRAE INDUSTRIES, INC.
                                   400 North Main Street
                                   Mount Gilead, North Carolina 27306
                                   Attn: Marvin Kiser
                                   FAX: (910) 439-4190

      With a copy to:              Mark R. Busch, Esq.
                                   Kennedy Covington Lobdell & Hickman, L.L.P.
                                   Hearst Tower, 47th Floor
                                   214 North Tryon Street
                                   Charlotte, North Carolina 28202
                                   FAX: (704) 353-3140

      7.3 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      7.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall be one and the same instrument.

      7.5 Integration. This Agreement and the Exhibits, Schedules, documents, instruments and other agreements among the parties hereto that are referred to herein constitute the entire agreement of the parties with respect to the subject matter set forth herein or therein and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof.

      7.6 Governing Law. This Agreement and the rights of the parties hereunder will be interpreted in accordance with the laws of the State of North Carolina, without regard to the conflict of law principles thereof and all rights and remedies will be governed by such laws without regard to principles of conflict of laws.

      7.7 Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized officer on behalf of each of the parties hereto.


      7.8 Assignment. No party hereto shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other parties.

      7.9 Severability. If any paragraph, section, sentence, clause or phrase contained in this Agreement will become illegal, null or void or against public policy, for any reason, or will be held by any court of competent jurisdiction to be incapable of being construed or limited in a manner to make it enforceable, or is otherwise held by such court to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement will not be affected thereby.

      7.10 Attorney's Fees. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against any other party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action, successfully defending such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing Party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, a party who obtains substantially the relief sought or a party who successfully defends itself against such Action.

      7.11 Expenses. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.

      7.12 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver or such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

      7.13 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

                          SIGNATURES ON FOLLOWING PAGE

                                 SIGNATURE PAGE

      The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first set forth above.

CONNECTED OFFICE PRODUCTS, INC.            TOPAC U.S.A., INC.

By: _________________________________      By: _________________________________
     Rick Taylor                                Rick Taylor
Its: Chief Executive Officer               Its: Senior Vice President

McRAE INDUSTRIES, INC.                     McRAE OFFICE SOLUTIONS, INC.

By: _________________________________      By: _________________________________
     Mr. D. Gary McRae                          Mr. D. Gary McRae
Its: President & Chief Executive           Its: President & Chief Executive
Officer                                         Officer

                         INDEX TO SCHEDULES AND EXHIBITS

DISCLOSURE SCHEDULES

Schedule 1.1(x)     Excluded Assets & Seller Retained Assets

Schedule 2.4        Financial Statements

Schedule 2.6(a)     Encumbrances

Schedule 2.6(c)     Title to Assets

Schedule 2.7        Bank Accounts

Schedule 2.8        Accounts Receivable

Schedule 2.9        Customers

Schedule 2.10       Inventory

Schedule 2.11       Equipment

Schedule 2.12       Real Property Leases

Schedule 2.13       Intellectual Property

Schedule 2.14       Acquired Business Contracts

Schedule 2.14(x)-1  Certain Acquired Business Contracts

Schedule 2.14(x)-2  Certain Acquired Business Contracts

Schedule 2.18       Business Employees

Schedule 2.21       Insurance

Schedule 2.22       Proceedings

EXHIBITS

Exhibit A           Certain Definitions

Exhibit B           Bill of Sale and General Assignment and Assumption Agreement

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

      The words "hereof," "herein," "hereto," and "hereunder," and similar words, when used in this Agreement, shall refer to the Agreement as a whole and to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

      For purposes of the Agreement (including this Exhibit A):

      "AAA" shall mean the American Arbitration Association.

      "ACCOUNTANTS" shall have the meaning set forth in Section 1.4(c) of this Agreement.

      "ACQUIRED ASSETS" shall have the meaning set forth in Section 1.1 of this Agreement.

      "ACQUIRED BUSINESS" shall mean Seller's business of selling and servicing copier, facsimile machines, duplicators, other office equipment, document solutions, and software, and related spare parts and supplies (as heretofore and currently conducted by Seller).

      "ACQUIRED BUSINESS CONTRACTS" shall mean (a) any Seller Contract related to or necessary for the conduct of the Acquired Business, (b) the vehicle leases of MI listed on Schedule 2.14 and (c) the software licenses of MI listed on
Schedule 2.14.

      "ACQUIRED BUSINESS LEASED EQUIPMENT" shall mean any equipment owned or leased by Seller which is included in the Acquired Assets as described in
Section 2.11 of this Agreement.

      "ACQUISITION" shall mean the Transactions.

      "ACTION" shall have the meaning as set forth in Section 7.10 hereof.

      "ADJUSTMENTS" shall mean the amount payable pursuant to Section 1.4 hereof.

      "AFFILIATE" shall mean with respect to any Person, any other Person controlling, controlled by or within common control with such Person.

      "AGREEMENT" shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Schedules and Exhibits), as it may be amended from time to time.

      "ASSET ALLOCATION" shall have the meaning set forth in Section 1.5(b)(i) herein.

      "ASSUMED LIABILITIES" shall have the meaning set forth in Section 1.2.

      "BASKET" shall have the meaning set forth in Section 5.1(c).

      "BOOKS AND RECORDS" shall mean:

            (a) All books, records, original documents, files and papers of MI and Seller or any Affiliates related to, or necessary for the conduct of, the Acquired Business, whether in hard copy or electronic format, in the possession or control of MI or Seller or Affiliates at the Closing including all customer files; customer account records; production data; equipment repair, maintenance, and service data; accounting records; inventory records; sales and sales promotional data; advertising materials; customer lists; cost and pricing information; supplier lists; business plans; reference catalogs; and any other similar records;

            (b) Copies of (i) all Tax records and Tax Returns related to the Acquired Business, (ii) the personnel files of any Business Employee that becomes an employee of Purchaser and (iii) the legal, financial and accounting records related to the Acquired Business of which Seller or Affiliates are required to retain originals under any Legal Requirement.

      "BREACH" There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is, or has been, (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

      "BUSINESS EMPLOYEE" shall mean each employee who is employed by Seller and whose services are related to the Acquired Business (including any employee who is on a leave of absence or on layoff status) (such individuals, collectively, "Business Employees").

      "CAP" shall have the meaning set forth in Section 5.1(c).

      "CASH PRICE" shall have the meaning set forth in Section 1.3(a)(i).

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

      "CLOSING" shall mean the consummation of the Transactions on the Closing Date.

      "CLOSING DATE" shall mean September 9, 2004.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

      "CONSENT" shall mean any approval, consent, ratification, permission, waiver, authorization, filing, registration or notification (including any Governmental Authorization).

      "CONTRACT" shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, lease, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

      "COPYRIGHT" shall mean any registered or unregistered copyright in both published and unpublished works, any mask work rights and any application for any of the foregoing.

      "DAMAGES" shall include any loss, damage, deficiency, Liability, injury, decline in value, lost opportunity, Liability, claim, action, demand, settlement, suits, judgment, award, fine, penalty, Tax, levy, cost, fee (including any legal fee, expert fee, accountant fee or advisory fee), charge, cost (including any cost of investigation), disbursement, or expense of any nature. Damages shall not include any amount which any party actually receives under any insurance policy which provides coverage for the Liability in question or any consequential, indirect or special damages.

      "DISCLOSURE SCHEDULES" shall have the meaning as set forth in Article 2.

      "DISPUTE" shall mean any controversy, claim, dispute or counterclaim arising under or relating to this Agreement or any resulting transaction, whether it involves a disagreement about its meaning, interpretation, application, performance, breach, termination, enforceability or validity and whether based on statute, tort, contract, common law or otherwise.

      "EMPLOYEE BENEFIT PLAN" shall have the meaning specified in Section 3(3) of ERISA.

      "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). The term SHALL NOT INCLUDE: (a) valid rights of third party lessee/end users of Acquired Assets which are under lease to such lessee/end users; (b) any mechanic's, materialmen's or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due, (c) any lien for Taxes not yet due and payable and other liens for Taxes that Seller is contesting in the amounts and through proceedings disclosed in Schedule 2.22, (d) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the Acquired Assets, (e) any recorded easement, covenant, zoning or other restriction or lien on the real property that does not prohibit or impair the current use or occupancy of the property subject thereto and does not impair, in any material respect, the value or marketability of title of the property subject thereto, and (f) any other lien described on Schedule 2.6(a).

      "ENTITY" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      "ENVIRONMENTAL LAWS" shall mean all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including, but not limited to, the Federal Water Pollution

Control Act, Resource Conservation & Recovery Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right to Know, and Occupational Safety and Health Act, each as amended.

      "EQUIPMENT LEASE" shall have the meaning set forth in Section 2.11.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.1.

      "EXCLUDED INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 1.1.

      "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 1.2.

      "FINANCIAL STATEMENTS" shall mean (a) the unaudited balance sheet of Seller and (b) statements of income, changes in shareholders' equity, and cash flow of Seller, each as of and for the ten (10) months ended May 1, 2004, as set forth at Schedule 2.4 prepared in accordance with GAAP, provided such financial statements are subject to normal year-end adjustments to bring such statements into compliance with GAAP (such adjustments shall not be material) and lack footnotes, and presenting fairly the financial position of the Seller as of the end of such ten (10) month period and the results of operations for such ten
(10) month period

      "GAAP" shall mean generally accepted accounting principles consistently applied over the relevant period.

      "GOVERNMENTAL BODY" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

      "GOVERNMENTAL FILINGS" shall mean all filings necessary under any applicable federal, state, local and foreign laws and to obtain any required regulatory approvals, clearances or expirations of waiting periods in connection with the Transactions.

      "HAZARDOUS MATERIAL" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any Environmental Law, statute, regulation or other Legal Requirement (including CERCLA and any other so-called "superfund" or "superlien" law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any

Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

      "HOLDBACK" shall have the meaning as set forth in Section 1.5.(a)(ii).

      "HOLDBACK PERIOD" shall have the meaning as set forth in Section 1.5.(a)(ii).

      "INDEMNITEES" shall mean Seller Indemnitees and Purchaser Indemnitees.

      "INDEMNIFYING PARTY" shall mean a party obligated to indemnify an Indemnitee under Article 5 hereunder.

      "INTELLECTUAL PROPERTY" shall mean and include works of authorship, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, Trademarks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software (including but not limited to that certain Seller proprietary software named McFile, AXXIS, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, works of authorship, and other forms of technology.

      "INTELLECTUAL PROPERTY RIGHTS" shall mean and include all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, Copyrights; (b) Trademark rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(f)" above.

      "KNOWLEDGE" shall mean (a) that a Person is actually aware of a particular fact or other matter, or (b) that a Person should reasonably be expected to discover or otherwise become aware of such fact or other matter after a reasonably comprehensive investigation concerning the fact or matter at issue; PROVIDED HOWEVER, that Seller shall be deemed to have Knowledge of a matter only if D. Gary McRae, Marvin Kiser, Harold Smith or Thomas Woodruff at any time, had Knowledge as defined immediately above.

      "LEASE AGREEMENT" is defined in Section 1.7 (h).

      "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      "LIABILITY" and "LIABILITIES" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      "LICENSE AGREEMENT" is defined in Section 1.7 (k).

      "MATERIAL ADVERSE EFFECT" an event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations, financial performance, or net income of the Acquired Business or (ii) the ability of MI or Seller to consummate the Transactions, or to perform any of their obligations under any of the Transaction Agreements; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered: (a) changes in Legal Requirements or interpretations thereof by Governmental Bodies, (b) changes in general economic conditions, (c) any actions taken or omitted to be taken pursuant to the terms of this Agreement and (d) any effects resulting from the announcement of this Agreement or the Transactions.

      "MI" shall mean McRae Industries, Inc., a Delaware corporation.

      "MOS" shall mean McRae Office Solutions, Inc., a North Carolina corporation and wholly owned subsidiary of MI.

      "NET BOOK VALUE" shall mean the book value of the Acquired Assets, less the book value of the Assumed Liabilities, as computed in accordance with GAAP consistent with, and utilizing the same principles, practices and policies as those used in preparing the Financial Statements; provided that for purposes of calculating Net Book Value the Assumed Liabilities shall include deferred service revenues associated with the Acquired Business Contracts.

      "NON-COMPETE ALLOCATION" shall have the meaning set forth in Section 1.5(b)(ii) herein.

      "NON-COMPETE PERIOD" shall mean three (3) years following the Closing Date during which MI and Seller are each bound by a Non-competition covenant under
Section 4.1.

      "NON-COMPETE BUSINESS SERVICES" shall mean the business of selling and servicing copiers, facsimile machines, duplicators, other office equipment, document solutions and software and related spare parts and supplies.

      "NON-COMPETE TERRITORY" shall mean the one hundred (100) miles from any location in which MOS conducted business immediately prior to the Closing Date.

      "ORDER" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

      "ORDINARY COURSE OF BUSINESS" shall mean an action taken by or on behalf of Seller where:

            (a) such action is recurring in nature, is consistent with the past practices of Seller in the conduct of the Acquired Business and is taken in the ordinary course of the normal day-to-day operations of the Acquired Business; or

            (b) such action is taken in accordance with sound and prudent business and accounting practices; or

            (c) such action that is not the result of a mistake, error, negligence, or fraud; or

            (d) such action is not required to be authorized by the stockholders of Seller, or

            (e) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of the best-in-class companies in Seller's business.

      "PERSON" shall mean any individual, Entity or Governmental Body.

      "PREVAILING PARTY" shall have the meaning set forth in Section 7.10.

      "PROCEEDING" shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

      "PURCHASER PLANS" is defined in Section 4.7.

      "PURCHASE PRICE" shall have the meaning set forth in Section 1.3(a).

      "PURCHASER" shall mean Connected Office Products, Inc., a Pennsylvania corporation, a wholly owned subsidiary of TOPAC.

      "PURCHASER INDEMNITEES" shall mean the following Persons: (a) Purchaser;
(b) Purchaser's current and future Affiliates; (c) the respective
Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and
(d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

      "REFERENCE BALANCE SHEET" shall mean the balance sheet reflecting the Acquired Assets and the Assumed Liabilities as of August 28, 2004 prepared in accordance with GAAP consistent with, and utilizing the same principles, practices and policies as those used in preparing the Financial Statements.

      "REAL PROPERTY LEASES" shall have the meaning set forth in Section 2.12.

      "RELATED PARTY" Each of the following shall be deemed to be a "Related Party": (a) each individual who is, or who has at any time been, an officer, director or stockholders of Seller; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and (c) any Entity (other than Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

      "REPRESENTATIVES" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      "Retained Trademarks" shall mean all assumed fictitious business names, trade names, registered and unregistered trademarks (whether or not related to a published work, and including domain names used as trademarks, whether or not such domain names are owned or registered by Seller or MI), registered or unregistered service marks and applications for any of the foregoing, owned by MI or Seller, that incorporate or make use of the name "McRae", or any variation thereof (including spelling variations), in any manner whatsoever.

      "SCHEDULE" shall have the meaning in Article 2.0.

      "SELLER" shall mean MOS.

      "SELLER CONTRACT" shall mean any material Contract: (a) to which Seller is a party; (b) by which Seller or any of its assets is, or may become, bound or under which Seller has, or may become subject to, any obligation; or (c) under which Seller has or may acquire any right or interest.

      "SELLER INDEMNITEES" shall mean the following Persons: (a) Seller; (b) Seller's current and future Affiliates, including MI; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and
(d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

      "TAX" or "TAXES" shall mean any tax, including any income tax, franchise tax, capital gains tax, estimated tax, minimum tax, estimated tax, capital stock tax, profit tax, value-added tax, alternative or add-on tax, gross receipts tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, environmental (including taxes under Code Section 59A), business tax, license tax, occupation tax, inventory tax, occupancy tax, withholding tax, severance tax, payroll tax, social security (or similar) tax, unemployment tax, employment tax, disability tax, real property tax, personal property tax, premium tax, windfall tax, luxury tax, or other tax of any kind whatsoever, levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any

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

fine, penalty or interest, whether disputed or not), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

      "TAX RETURN" shall mean any return, and amendments thereof, or supplements thereto, (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "TOPAC" shall mean TOPAC U.S.A., Inc., a Delaware corporation, that is the parent corporation of Purchaser.

      "TRADEMARKS" shall mean all assumed fictitious business names, trade names, registered and unregistered trademarks (whether or not related to a published work), registered or unregistered service marks and applications for any of the foregoing owned by MI or Seller.

      "TRANSACTIONS" shall mean (a) the execution and delivery of the respective Transaction Agreements, and (b) all of the Transactions contemplated by the respective Transaction Agreements, including: (i) the sale of the Acquired Assets by MI and Seller to Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by Purchaser pursuant to the Assumption Agreement; and (iii) the performance by MI and Seller and Purchaser of their respective obligations under the Transaction Agreements, and the exercise by MI and Seller and Purchaser of their respective rights under the Transaction Agreements.

      "TRANSACTION AGREEMENTS" shall mean: (a) this Agreement; (b) the Bill of Sale and General Assignment and Assumption Agreement; (c) the Lease Agreement; and (d) the License Agreement.

      "TRANSFERRED EMPLOYEES" is defined in Section 4.7.


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